For More Information, Contact:
                                    Nicholas A. Merrick,
                                    Chief Financial Officer,
                                    Telco Communications Group, Inc.
                                    (703) 631-5632


                      TELCO COMMUNICATIONS GROUP, INC.
                      ANNOUNCES THE SALE OF SWITCHES

CHANTILLY, Va. (June 25, 1997) Telco Communications Group, Inc. (Nasdaq/NM:TCGX) and its wholly owned subsidiaries (collectively "Telco" or "the Company"), today announced that it has completed the sale of certain switch assets and associated equipment to Intermedia Communications, Inc. (Nasdaq/NM:ICIX) for approximately $38 million. This equipment was acquired in connection with the previously announced acquisition of the Advantis voice network assets in April 1997. Also included in the transaction is a multi-year right of use of a portion of the Company's fiber optic capacity. The
Company intends to use the proceeds from the sale to reduce its existing indebtedness.

     Telco Communications Group, Inc. is one of the nation's ten largest long distance companies. Telco is a rapidly growing nationwide switch-based provider of a full spectrum of long distance telecommunications products and services targeting residential, commercial and carrier customers. Telco markets its residential products and services primarily through its Dial & Save and Long Distance Wholesale Club subsidiaries. Telco markets its commercial and carrier products through approximately 400 sales professionals in 29 regional offices in
16 states.